Exhibit 99.1

U.S. DEPARTMENT OF JUSTICE GRANTS CLEARANCE
TO CIGNA’S ACQUISITION OF EXPRESS SCRIPTS

BLOOMFIELD, CT and ST. LOUIS, MO  -- September 17, 2018 - Cigna Corporation (NYSE: CI) (“Cigna”) and Express Scripts Holding Company (NASDAQ:  ESRX) (“Express Scripts”) today announced that the Antitrust Division of the United States Department of Justice (DOJ) has cleared their pending merger, terminating the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“We are pleased that the Department of Justice has cleared our transaction and that we are another step closer to completing our merger and delivering greater affordability, choice and predictability to our customers and clients as a combined company,” said David Cordani, President and Chief Executive Officer of Cigna. “The value that we deliver together will help put our society on a far more sustainable path – one that helps health care professionals close gaps in care and supports our customers along their health journey.”

“Together, we believe we will be able to do even more to reduce healthcare costs, expand choice, and improve patient outcomes,” said Tim Wentworth, President and Chief Executive Officer of Express Scripts. “Today’s decision is one more important milestone in our effort to combine two innovative health services leaders into a company that will transform health care.”
The expiration of the Hart-Scott-Rodino waiting period satisfies one of the conditions necessary to the consummation of the transaction. Completion of the transaction remains subject to certain state regulatory approvals and filings required in connection with the transaction, including clearances from certain departments of insurance, and the satisfaction of all closing conditions.
To date, Cigna and Express Scripts have obtained clearances from departments of insurance in 16 states.  The companies are working constructively with regulators in the remaining jurisdictions to obtain clearance for the merger.
Cigna and Express Scripts continue to anticipate that the deal will close by year-end 2018, subject to the satisfaction of all closing conditions.
About Cigna
Cigna Corporation (NYSE: CI) is a global health service company dedicated to helping people improve their health, well-being and sense of security. All products and services are provided exclusively by or through operating subsidiaries of Cigna Corporation, including Cigna Health and Life Insurance Company, Connecticut General Life Insurance Company, Life Insurance Company of North America, Cigna Life Insurance Company of New York, or their affiliates. Such products and services include an integrated suite of health services, such as medical, dental, behavioral health, pharmacy, vision, supplemental benefits, and other related products including group life, accident and disability insurance. Cigna maintains sales capability in over 30 countries and jurisdictions, and has more than 95 million customer relationships throughout the world. To learn more about Cigna®, including links to follow us on Facebook or Twitter, visit www.cigna.com. For more information about Cigna's proposed acquisition of Express Scripts, please visit www.advancinghealthcare.com.

About Express Scripts

Express Scripts is a healthcare opportunity company. Empowered by our legacy as an industry innovator, we dare to imagine – and deliver – a better healthcare system with improved health outcomes and lower costs. From pharmacy and medical benefits management, to specialty pharmacy care and everything in between – we uncover opportunities to make healthcare work better.

Our home base is St. Louis, but our reach extends to millions of Americans across the nation. We stand alongside our clients and partners, collaborating to develop personalized solutions that make a meaningful difference in the lives of those we serve.

We believe healthcare can do more. We are Champions For BetterSM.

For more information, visit Lab.Express-Scripts.com or follow @ExpressScripts on Twitter.

FORWARD LOOKING STATEMENTS
Information included or incorporated by reference in this communication, and information which may be contained in other filings with the Securities and Exchange Commission (the "SEC") and press releases or other public statements, contains or may contain forward-looking statements. These forward-looking statements include, among other things, statements of plans, objectives, expectations (financial or otherwise) or intentions, including statements concerning the potential future performance of Cigna, Express Scripts, or the combined company, the potential for new laws or regulations, or any impact of any such new laws or regulations, including on the business of Cigna, Express Scripts or the combined company, the ability to achieve the anticipated benefits of the proposed merger, on the expected timeline or at all, the timeline for deleveraging the combined company, and the ability to consummate the proposed merger, on the anticipated timeline or at all, and other statements regarding the parties' future beliefs, expectations, plans, intentions, financial condition or performance.  You may identify forward-looking statements by the use of words such as "believe," "expect," "plan," "intend," "anticipate," "estimate," "predict," "potential," "may," "should," "will" or other words or expressions of similar meaning, although not all forward-looking statements contain such terms.

Forward-looking statements, including as they relate to Express Scripts or Cigna, the management of either such company, the transaction or any expected benefits of the transaction, involve risks and uncertainties. Actual results may differ significantly from those projected or suggested in any forward-looking statements. Express Scripts and Cigna do not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events. Any number of factors could cause actual results to differ materially from those contemplated by any forward-looking statements, including, but not limited to, the risks associated with the following:
•
the inability of Express Scripts and Cigna to obtain regulatory approvals required for the merger or the requirement to accept conditions that could reduce the anticipated benefits of the merger as a condition to obtaining regulatory approvals;

•	the possibility that the anticipated benefits from the merger (including anticipated synergies) cannot be realized in full, or at all or may take longer to realize than expected;
•	a longer time than anticipated to consummate the proposed merger;
•	problems regarding the successful integration of the businesses of Express Scripts and Cigna;
•	unexpected costs regarding the proposed merger;
•	diversion of management's attention from ongoing business operations and opportunities;
•	potential litigation associated with the proposed merger;
•	the ability to retain key personnel;
•	the availability of financing;
•	effects on the businesses as a result of uncertainty surrounding the proposed merger;
•	the ability of the combined company to achieve financial, strategic and operational plans and initiatives;
•	the ability of the combined company to predict and manage medical costs and price effectively and develop and maintain good relationships with physicians, hospitals and other health care providers;
•	the impact of modifications to the combined company's operations and processes;
•	the ability of the combined company to identify potential strategic acquisitions or transactions and realize the expected benefits of such transactions;
•	the substantial level of government regulation over the combined company's business and the potential effects of new laws or regulations or changes in existing laws or regulations;
•	the outcome of litigation relating to the businesses of Express Scripts and Cigna, regulatory audits, investigations, actions and/or guaranty fund assessments;
•	uncertainties surrounding participation in government-sponsored programs such as Medicare;
•	the effectiveness and security of the combined company's information technology and other business systems;

•	unfavorable industry, economic or political conditions, including foreign currency movements;
•	acts of war, terrorism, natural disasters or pandemics; and
•	the industry may be subject to future risks that are described in SEC reports filed by Express Scripts and Cigna.
You should carefully consider these and other relevant factors, including those risk factors in this communication and other risks and uncertainties that affect the businesses of Express Scripts and Cigna described in their respective filings with the SEC, when reviewing any forward-looking statement. These factors are noted for investors as permitted under the Private Securities Litigation Reform Act of 1995. Investors should understand it is impossible to predict or identify all such factors or risks. As such, you should not consider the foregoing list, or the risks identified in SEC filings, to be a complete discussion of all potential risks or uncertainties, and should not place undue reliance on forward-looking statements.

Cigna Contacts
Investor Relations
Will McDowell
215-761-4198
Media Relations
Ellie Polack
860-902-4906

Express Scripts Contacts
Investor Relations
 Ben Bier
314-810-3115
Media Relations
 Brian Henry
314-684-6438